Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the six months ended June 30, 2018 combine the historical consolidated statements of operations of WellCare and the Meridian Group, giving effect to the Meridian Acquisition and the Acquisition Financing Transactions, each as more fully described in Note 1 below, as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical consolidated balance sheets of the Company and the Meridian Group, giving effect to the Acquisition Financing Transactions and the Meridian Acquisition, each as more fully described in Note 1 below, as if they each had occurred on June 30, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Meridian Acquisition and the Acquisition Financing Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•
historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2017, and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•
historical audited consolidated financial statements of Meridian Consolidated as of and for the year ended December 31, 2017, and the related notes, included in the Company’s Current Report on Form 8-K filed on August 6, 2018;

•
historical unaudited interim consolidated financial statements of the Company as of and for the six months ended June 30, 2018, and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018; and

•
historical unaudited interim consolidated financial statements of Meridian Consolidated as of and for the six months ended June 30, 2018, and the related notes, included in the Company’s Current Report on Form 8-K/A filed on October 30, 2018.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with GAAP. The Company has been treated as the acquirer in the Meridian Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The acquired assets and assumed liabilities of the Meridian Group have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material effect on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for informational purposes.
We have commenced the necessary valuation and other studies required to complete the acquisition accounting for the Meridian Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, Business Combinations ("ASC 805"), but in no event later than one year following completion of the Meridian Acquisition.
The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. Undue reliance should not be placed on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our common stock.
Management expects that the strategic and financial benefits of the Meridian Acquisition will result in certain synergies and cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations. For a discussion of risks related to the Meridian Acquisition, see Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three and six months ended

June 30, 2018.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017
(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated(1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$16,960.3	$3,433.3	$—		$20,393.6
Investment and other income	46.9	37.3	(5.8)	(a)	78.4
Total revenues	17,007.2	3,470.6	(5.8)		20,472.0

Expenses:
Medical benefits	14,744.8	3,073.7	(0.2)	(a)	17,818.3
Selling, general and administrative	1,484.7	274.7	(10.4)	(a)	1,749.0
Medicaid premium taxes	119.8	—	—		119.8
Depreciation and amortization	120.4	13.1	88.3	(a),(c)	221.8
Interest	68.5	13.0	36.1	(a),(d)	117.6
Total expenses	16,538.2	3,374.5	113.8		20,026.5
Income from operations	469.0	96.1	(119.6)		445.5
Loss on extinguishment of debt	26.1	—	—		26.1
Income before income taxes and equity in earnings of unconsolidated subsidiaries	442.9	96.1	(119.6)		419.4
Equity in earnings of unconsolidated subsidiaries	18.7	—	—		18.7
Income before income taxes	$461.6	$96.1	$(119.6)		$438.1
Income taxes	87.9	(1.0)	(7.7)	(a),(e)	79.2
Net income	$373.7	$97.1	$(111.9)		$358.9
Earnings per common share
Basic	$8.40				$7.22
Diluted	$8.31				$7.15
Weighted average common shares outstanding:
Basic	44,474,016		5,207,547	(f)	49,681,563
Diluted	44,967,061		5,207,547	(f)	50,174,608
(1)- Certain reclassifications have been made to conform to WellCare’s financial statement classifications.
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6 - Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2018
(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$9,238.9	$2,178.7	$0.4	(a)	$11,418.0
Investment and other income	46.3	6.3	(2.4)	(a)	50.2
Total revenues	9,285.2	2,185.0	(2.0)		11,468.2

Expenses:
Medical benefits	7,828.0	1,956.3	0.3	(a)	9,784.6
Selling, general and administrative	733.8	142.0	(13.3)	(a),(b)	862.5
ACA industry fee	160.5	33.2	—		193.7
Medicaid premium taxes	62.7	—	—		62.7
Depreciation and amortization	70.9	7.2	43.6	(a),(c)	121.7
Interest	34.2	4.5	20.6	(a),(d)	59.3
Total expenses	8,890.1	2,143.2	51.2		11,084.5
Income from operations	395.1	41.8	(53.2)		383.7
Loss on extinguishment of debt	—	—	—		—
Income before income taxes and equity in losses of unconsolidated subsidiaries	395.1	41.8	(53.2)		383.7
Equity in losses of unconsolidated subsidiaries	(6.7)	—	—		(6.7)
Income before income taxes	388.4	41.8	(53.2)		377.0
Income taxes	135.1	4.2	(8.2)	(a),(f)	131.1
Net income	$253.3	$37.6	$(45.0)		$245.9
Earnings per common share
Basic	$5.67				$4.93
Diluted	$5.60				$4.87
Weighted average common shares outstanding:
Basic	44,682,850		5,207,547	(f)	49,890,397
Diluted	45,239,210		5,207,547	(f)	50,446,757
(1)- Certain reclassifications have been made to conform to WellCare’s financial statement classifications.
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6 - Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2018 (In millions, except shares)
	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$5,098.5	$410.9	$(154.8)	(a),(b)	$5,354.6
Short-term investments	793.5	$83.8	(6.0)	(a)	871.3
Premiums receivable, net	700.1	$547.8	—		1,247.9
Pharmacy rebates receivable, net	433.1	$16.6	—		449.7
Receivables from government partners	77.2	—	—		77.2
Funds receivable for the benefit of members	29.0	—	—		29.0
Deferred ACA industry fee	160.5	$33.1	—		193.6
Prepaid expenses and other current assets, net	311.1	$59.0	7.6	(a),(f)	377.7
Total current assets	7,603.0	1,151.2	(153.2)		8,601.0

Property, equipment and capitalized software, net	331.1	62.6	(12.7)	(a)	381.0
Goodwill	677.4	—	1,013.1	(c)	1,690.5
Other intangible assets, net	346.6	3.7	996.3	(a), (c)	1,346.6
Long-term investments	722.0	143.7	(27.9)	(a)	837.8
Restricted cash, cash equivalents and investments	229.3	2.7	(0.2)	(a)	231.8
Other assets	11.9	4.2	(2.7)	(a)	13.4
Assets of discontinued operations	213.1	—	—		213.1
Total Assets	$10,134.4	$1,368.1	$1,812.7		$13,315.2

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,345.4	534.4	$—		$2,879.8
Unearned premiums	580.0	28.0	—		608.0
ACA industry fee liability	321.0	66.3	—		387.3
Accounts payable and accrued expenses	604.1	121.7	77.0	(a),(f)	802.8
Funds payable for the benefit of members	1,674.5	64.5	—		1,739.0
Other payables to government partners	452.3	—	—		452.3
Short-term debt	—	101.2	(101.2)	(a)	—
Total current liabilities	5,977.3	916.1	(24.2)		6,869.2

Deferred income tax liability, net	56.1	—	—		56.1
Long-term debt, net	1,183.8	112.8	847.5	(a),(d)	2,144.1
Other liabilities	32.2	6.0	(2.3)	(a)	35.9
Liabilities of discontinued operations	213.1	—	—		213.1
Total Liabilities	7,462.5	1,034.9	821.0		9,318.4
Commitments and contingencies (2)

Unaudited Pro Forma Condensed Combined Balance Sheet (continued) As of June 30, 2018 (In millions, except shares)
	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—	—		—
Common stock, $0.01 par value (3)	0.4	—	0.1	(e)	0.5
Paid-in capital	601.3	—	1,342.1	(e)	1,943.4
Retained earnings	2,080.8	—	(17.3)	(f)	2,063.5
Accumulated other comprehensive loss	(10.6)	—	—		(10.6)
Total Stockholders' Equity	2,671.9	—	1,324.9		3,996.8
Net Assets		$333.2	$(333.2)	(g)
Total liabilities and stockholders' equity	$10,134.4	$1,368.1	$1,812.7		$13,315.2

(1) -	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

(2) -	Refer to Note 13 - Commitments and Contingencies to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018.

(3) -
On a historical basis, common stock information of the Company is as follows: 100,000,000 shares authorized, 44,767,277 shares issued and outstanding at June 30, 2018. On a pro forma combined basis, common stock information is as follows: 100,000,000 shares authorized; 49,974,824 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7 - Balance Sheet Pro Forma Adjustments.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)

1. Description of Transaction

Meridian Acquisition
Effective September 1, 2018, our subsidiary, WellCare Management Group, Inc., ("Acquiror"), completed its previously announced acquisition of Caidan Management Company, LLC, MeridianRx, LLC, and Caidan Holding Company (collectively, the “Meridian Group”) from Caidan Enterprises, Inc. (“Seller”). Pursuant to the Transaction Agreement (the “Transaction Agreement”), dated May 28, 2018, by and among Acquiror, the Meridian Group and Caidan Enterprises, Inc., and Seller, Acquiror acquired all of the outstanding equity interests of the Meridian Group (including Meridian Health Plan of Illinois, Inc. and Meridian Health Plan of Michigan, Inc.) from Seller (the “Transaction”) for an aggregate purchase price of approximately $2.5 billion, subject to certain purchase price adjustments, as described in the Transaction Agreement.

The Company funded the cash consideration for the Transaction through a combination of cash-on-hand, $225 million drawn under the Company’s Amended and Restated Credit Agreement, dated July 23, 2018, and proceeds from an issuance by the Company of $750 million aggregate principal amount 5.375% of Senior Notes due 2026, and gross proceeds of approximately $1.38 billion from an issuance by the Company of 5,207,547 shares of the Company’s common stock (before deducting underwriting discounts, commissions and offering expenses).
2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of WellCare and the Meridian Group. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Meridian Acquisition is completed at the then-current market price.
ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Meridian Acquisition, primarily at their respective fair values and added to those of the Company. Our financial statements and reported results of operations issued after completion of the Meridian Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of the Meridian Group.
Under ASC 805, transaction-related expenses (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction expenses expected to be incurred are estimated to be approximately $75 million to $85 million. Those expenses are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accounts payable and accrued expenses, with the related tax benefits reflected as an increase in other current assets and the after tax effect presented as a decrease to retained earnings.
The unaudited pro forma condensed combined financial statements do not reflect the projected realization of any anticipated cost savings following the Meridian Acquisition. These potential cost savings opportunities are expected to arise from network and medical management savings, as well as administrative cost savings. The unaudited pro forma condensed combined financial statements do not reflect projected pretax integration-related expenses associated with the projected cost savings or any restructuring costs.

3. Accounting Policies
As a result of the timing of the Meridian acquisition, we are still reviewing Meridian Group’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of this continued review, we may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material effect on the combined financial statements. At this time, we are not aware of any differences that would have a material effect on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.
4. Estimate of Consideration Expected to be Transferred
For pro forma purposes, it is assumed that on the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group from the Seller for an aggregate purchase price of $2.5 billion in cash, however, we note that such aggregate purchase price is subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments.
5. Estimate of Assets to be Acquired and Liabilities to be Assumed
The following is a preliminary estimate of the assets which would have been acquired and the liabilities which would have been assumed by the Company in the Meridian Acquisition, as if the transaction had occurred on June 30, 2018, reconciled to the estimate of total consideration expected to be transferred:

As of June 30, 2018
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$490.6
Less: historical intangible assets	(3.7)

Adjusted book value of net assets acquired	$486.9

Goodwill (a)	$1,013.1
Identified intangible assets (b)	1,000.0
Adjustment to Property, equipment and capitalized software, net (c)	—
Consideration transferred	$2,500.0

(a)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)
As of completion of the Meridian Acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.
The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there were significant limitations on our ability to obtain specific information about the Meridian Group intangible assets prior to completion of the Meridian Acquisition on September 1, 2018; as such, estimates are still preliminary, and our final estimated fair values could be significantly different than the estimates used in this analysis.
At this time, we do not have sufficient information as to the amount, timing and risk of cash flows of all of the Meridian Group’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, the Meridian Group’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of the Meridian Group’s identifiable intangible assets and their weighted-average useful lives have been estimated at $1.0 billion and 11 years, respectively. The identifiable intangible assets resulting from our acquisitions typically include provider networks, broker networks, trademarks, state contracts, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately one to 15 years.
These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once we have full access to information about the Meridian Group’s intangible assets, additional insight will be gained that could affect (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Meridian Acquisition. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Meridian Group intangible assets and/or to the estimated weighted-average useful lives from what was assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company’s estimate of associated amortization expense.

(c)
As of completion of the Meridian Acquisition, property, equipment and capitalized software is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. We do not have sufficient information at this time as to the specific nature, age, condition or location of Meridian Group’s property, equipment and capitalized softer and we do not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, we have assumed that the current Meridian Group book values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the Meridian Acquisition is completed.

6. Income Statement Pro Forma Adjustments
This note should be read in conjunction with Note 1. Description of Transaction; Note 2 - Basis of Presentation; Note 4 - Estimate of Consideration Expected to be Transferred; and Note 5 - Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
(a) To eliminate the results of Meridian Group operations not acquired in the Meridian Acquisition:

	Year Ended December 31, 2017	Six months ended June 30, 2018
Total revenues	$(5.8)	$(2.0)
Expenses	(26.1)	(10.3)
Income before income taxes	20.3	8.3
Net Income	$18.7	$8.3

(b) To eliminate Meridian transaction-related costs recognized for the three months ended June 30, 2018.

(c) To record estimated intangible asset amortization expense:

	Year Ended December 31, 2017	Six months ended June 30, 2018
Estimated intangible asset amortization expense (*)	$90.9	$45.5

(*)
Assumes an estimated $1.0 billion of finite-lived intangibles and a weighted average amortization period of 11 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed ).

(d) The Company estimates the following adjustments to interest expense associated with debt incurred to finance the Meridian Acquisition:

•
Additional interest expense of approximately $46.8 million and $23.9 million for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively. The additional interest expense is based on the $750.0 million of long term fixed-rate indebtedness and $225.0 million of borrowings under the New Revolving Credit Facility the Company incurred to finance a portion of the Meridian Acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness is based on the eight year maturity and the stated annual interest rate of 5.375%. Additionally, the calculation of interest expense on the New Revolving Credit Facility assumes an estimated weighted average annual interest rate of approximately 0.3%.

•
Additional interest expense of approximately $2.2 million and $1.1 million for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively. The additional interest expense is related to the amortization of debt issuance costs associated with the long-term indebtedness and New Revolving Credit Facility we incurred to finance a portion of the Meridian Acquisition and to pay related fees and expenses. Issuance costs related to such long-term indebtedness and New Revolving Credit Facility are being amortized over a weighted average term of approximately eight years.

(e) The Company assumed blended tax rates of 35% and 37% for 2018 and 2017, respectively, when estimating the tax effect of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(f) The Company increased basic and diluted shares outstanding of 5,207,547 for the year ended December 31, 2017 and the six months ended June 30, 2018, related to equity issued to finance a portion of the Meridian Acquisition, resulting from $1.38 billion total aggregate value of shares issued at $265.00 per share.

7. Balance Sheet Pro Forma Adjustments
This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred ; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate assets of the Meridian Group that are not acquired in the Meridian Acquisition and liabilities of the Meridian Group that are not assumed in the Meridian Acquisition:

As of June 30, 2018
Assets
Cash	$(9.8)
Investments, including restricted investments	(34.1)
Property, equipment and capitalized software, net	(12.7)
Other assets	(5.3)
Total Assets	$(61.9)

Liabilities
Accounts payable and accrued expenses	$(5.3)
Short-term debt	(101.2)
Long-term debt	(112.8)
Total Liabilities	$(219.3)
Total, net	$157.4

(b)	Includes $225 million of the Company’s cash on hand used to partially fund the Meridian Acquisition.

(c)	To adjust goodwill and intangible assets to an estimate of acquisition-date goodwill and intangible assets:

Eliminate the Meridian historical goodwill and intangible assets	$(3.7)
Estimated transaction goodwill	$1,013.1
Estimated transaction intangible assets	$1,000.0

(d)
Includes approximately $750.0 million of long-term indebtedness and approximately $225.0 million of borrowings under the New Revolving Credit Facility incurred to finance a portion of the Meridian Acquisition and to pay related fees and expenses, including debt issuance costs, of approximately $14.7 million.

(e)
Includes approximately $1.34 billion of net proceeds from the issuance and sales of 5,207,547 equity securities used to finance a portion of the Meridian Acquisition, and to pay related fees and expenses, including equity issuance costs, of approximately $37.8 million.

(f)	To record estimated transaction-related expenses:

•
Total transaction-related expenses estimated to be incurred by the Company are approximately $27.5 million and are recorded as an increase to accounts payable and accrued expenses. These transaction-related expenses are not included in the pro forma condensed combined statements of operations.

•	Estimated current tax asset for transaction-related expenses of approximately $10.2 million.

•	Retained earnings adjustment for the after-tax transaction-related expenses incurred of approximately $17.3 million.

(g)	To eliminate the Meridian Group’s historical net assets of $333.2 million.